Exhibit 99.1

707 State Road Princeton, NJ 08540 T: 609-430-2880 F: 609-430-2850

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Receives NASDAQ Notice Regarding Delayed Filing of Form 10-Q

Princeton, N.J., November 17, 2006—Medarex, Inc. (NASDAQ: MEDX) today announced that it has received an anticipated Nasdaq Staff Determination letter on November 13, 2006, notifying Medarex that it was not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because Medarex had not timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2006. The letter was issued in accordance with NASDAQ procedures when filing of Medarex’s Form 10-Q for the third quarter was delayed.  As previously disclosed, NASDAQ informed Medarex on August 14, 2006 that its securities would be delisted for failure to timely file its Form 10-Q for the period ended June 30, 2006, unless it requested a hearing in accordance with applicable NASDAQ Marketplace rules.  Medarex requested a hearing, and the Company appeared before the NASDAQ Listing Qualification Panel.  Pending a decision by the NASDAQ Listing Qualification Panel, Medarex’s common stock will remain listed on The NASDAQ Global Market.  However, there can be no assurance that the NASDAQ Listing Qualification Panel will grant Medarex’s request for continued listing.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty-four of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with six of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

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